Exhibit 10.1

Joint Venture Agreement

This Joint Venture Agreement (“Agreement”), made on July 23, 2024, by and between Safe and Green Development Corporation (“SGD”), of 100 Biscayne Boulevard, Suite 1201, Miami, Florida 33132 and Milk & Honey LLC (“Milk & Honey”), of 1716 W Loop P, Palmview, Texas 7857. The parties are hereinafter sometimes referred to together as the “Joint Venturers” or the “Parties” and individually as a “Joint Venturer” or “Party.” The Parties wish to establish a joint venture for the purposes set forth below.

RECITALS

WHEREAS, Milk & Honey is the owner of five parcels of land located in Texas, described in Exhibit A attached hereto and incorporated by reference (the “Land”);

WHEREAS, SGD possesses expertise in real estate development and construction, and has the capital resources necessary to develop and construct single-family homes;

WHEREAS, the Parties desire to enter into a joint venture for the purpose of developing and constructing single-family homes on the Land (the “Project”);

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Name.

i.	The parties hereby form and establish a Joint Venture to be conducted under the name of Sugar Phase I LLC, (hereinafter referred to as the “Joint Venture”). The Joint Venturers agree that the legal title to the Joint Venture property and assets, including the Joint Venture itself, shall remain in the name of the Joint Venture.

2.	Place of Business & Term.

i.	The principal place of business of the Joint Venture shall be located at 1716 W Loop P, Palmview, Texas 7857. The term of the Joint Venture shall commence on the effective date of this agreement and shall continue until the completion of the Project, defined as the final sale or disposal of all developed single-family homes on the Land, and the payment or satisfaction of all debts of the Joint Venture.

ii.	The Joint Venture may be dissolved prior to the completion of the Project upon the mutual agreement of the Parties or in accordance with the terms of this Agreement.

3.	Purpose.

i.	The Parties hereby agree to form a joint venture for the purpose of developing and constructing single-family homes on the Land. To the extent set forth in this Agreement, each of the Joint Venturers shall own an undivided fractional part in the business. The Joint Venture shall not engage in any other business or activity without the written consent of the Joint Venturers.

4.	Contributions.

4.1. Capital Contributions.

4.1.1. SGD agrees to contribute capital in the amount of $100,000.00 to the Joint Venture. This capital contribution shall be used for the development and construction of single-family homes on the Land.

4.1.2. Milk & Honey agrees to contribute the Land to the Joint Venture. The details and legal description of the Land is forth in Exhibit A, which is attached hereto and incorporated by reference. The Land shall be valued at $317,500.

4.2. Capital Accounts.

4.2.1. A single capital account shall be formed for the Joint Venture. The capital account will be managed by SGD

4.3 Joint Venturer Future Obligations

4.3.1. The Joint Venturers shall make such other capital contributions required to enable the Joint Venture to carry out its purposes as set forth herein as the Joint Venturers may mutually agree upon. The Joint Venturers shall arrange for or provide any financing as may be required by the Joint Venture for carrying out the purposes of the Joint Venture.

4.3.2. The terms and conditions of all such loans shall be subject to prior approval of the Joint Venturers. The Joint Venturers shall endorse, assume, or guarantee such obligations of the Joint Venture as the Joint Venturers may mutually agree upon.

5.	Percentage Interest In The Joint Venture.

i.	The respective percentage interest in the Joint Venture owned by each Joint Venturer, respectively, is as follows:

Safe and Green Development Corporation	60%

Milk & Honey LLC	40%

6.	Profits.

i.	The net profits as they accrue for the term of this Agreement, or so long as the Joint Venturers are the owners in common of the business interest, shall be distributed between the Joint Venturers, based on the respective percentage interest in the Joint Venture owned by each Joint Venturer as follows:

Safe and Green Development Corporation	45%

Milk & Honey LLC	55%

7.	Expenses of Venture.

i.	All losses and disbursements in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Joint Venturers, in the ratio which the contribution of each Joint Venturer bears to the total contributions.

8.	Duties of SGD.

The duties of Safe and Green Development Corporation are hereby outlined below:

8.1. Capital Contribution

8.1.1. SGD shall contribute the agreed-upon capital in the amount of $100,000.00 to the Joint Venture, as set forth in Section 4.1 of this Agreement.

8.1.2. SGD shall ensure that its capital contributions are made in a timely manner and in accordance with the funding schedule mutually agreed upon by the Parties and set forth in Exhibit B (the “Capital Contributions Schedule”) attached hereto.

8.2. Financial Management

8.2.1. SGD shall oversee the financial management of the Joint Venture, including the establishment and maintenance of financial accounts and records.

8.2.2. SGD shall prepare and submit to Milk and Honey detailed budgets, financial statements, and reports on a quarterly basis, or as otherwise requested by the Joint Venturers.

8.2.3. SGD shall ensure that all expenditures of the Joint Venture are made in accordance with the approved budget and with the consent of the Joint Venturers.

8.3. Financing and Fundraising

8.3.1. SGD shall explore and secure additional financing or fundraising opportunities as may be necessary to meet the capital requirements of the Project, subject to the approval of the Joint Venturers.

8.3.2. SGD shall manage the relationships with any third-party financiers or investors, ensuring compliance with the terms and conditions of any financing agreements.

8.3.3 SGD shall further have the option at its sole discretion to manage all real estate transactions sales and related services including but not limited to mortgage, title, escrow, etc.

8.4. Financial Compliance

8.4.1. SGD shall ensure that the Joint Venture complies with all applicable financial regulations and reporting requirements.

8.4.2. SGD shall coordinate and oversee any audits of the Joint Venture’s financial records, as may be required by law or requested by Milk & Honey.

8.5. Cost Control and Risk Management

8.5.1. SGD shall implement effective cost control measures to ensure that the Project is completed within budget.

8.5.2. SGD shall identify, assess, and manage financial risks associated with the Project, and shall report any significant risks or financial issues to the Milk & Honey promptly.

8.6. Payments and Disbursements

8.6.1. SGD shall manage the disbursement of funds for the development and construction activities, ensuring that payments to contractors, suppliers, and other third parties are made in a timely and efficient manner.

8.6.2. SGD shall maintain accurate records of all disbursements and ensure that they are in line with the Joint Venture’s financial policies and procedures.

8.7. Tax Matters

8.7.1. SGD shall oversee the preparation and filing of all tax returns and ensure compliance with all tax obligations of the Joint Venture.

8.7.2. SGD shall coordinate with tax advisors to optimize the Joint Venture’s tax position and take advantage of any available tax benefits or incentives.

8.8. Liaison with Stakeholders

8.8.1. SGD shall act as the primary liaison with financial stakeholders, including investors, lenders, and other financial partners.

8.8.2. SGD shall provide regular updates to stakeholders on the financial status and progress of the Project.

8.9. Strategic Financial Planning

8.9.1. SGD shall participate in the strategic financial planning of the Joint Venture, contributing its expertise to long-term financial strategies and objectives.

8.9.2. SGD shall assist in evaluating the financial feasibility of expansion or additional phases of the Project, as proposed by the Joint Venturers.

8.10. Manager of Joint Venture

8.10.1. SGD shall act as the Manager of the Joint Venture and shall be responsible for overseeing and dictating all responsibilities associated with managing a real estate development project. This includes, but is not limited to, the following duties:

●	Overseeing the planning, development, and construction phases of the Project to ensure that it is completed on time and within budget.

●	Coordinating with architects, contractors, suppliers, and other relevant parties to facilitate smooth project execution.

●	Ensuring compliance with all applicable laws, regulations, and industry standards throughout the duration of the Project.

●	Managing all real estate transactions, including sales, mortgages, titles, escrow services, and other related activities.

●	Conducting regular progress reviews and updates to ensure that the Project aligns with the objectives and expectations of the Joint Venturers.

●	Addressing and resolving any issues or challenges that may arise during the course of the Project, promptly and effectively.

●	Implementing and maintaining effective communication channels between all stakeholders, including Joint Venturers, contractors, financiers, and other involved parties.

●	Ensuring that all aspects of the Project are carried out with the highest standards of quality and professionalism.

8.10.2. As the Manager, SGD shall have the authority to make decisions and take actions necessary to fulfill these responsibilities, subject to the oversight and approval of the Joint Venturers where required by this Agreement.

9.	Duties of Milk & Honey

As the partner responsible for the construction and development aspects of the Project; Milk & Honey shall have the following duties and responsibilities:

9.1. Land & Capital Contribution

9.1.1. Milk & Honey shall contribute the five parcels of land located in Texas to the Joint Venture, as set forth in Section 4.1.3 of this Agreement.

9.1.2. Milk & Honey agrees to contribute five single-family lots appraised at a value of $317,500.00 to the Joint Venture. Milk & Honey shall contribute the agreed-upon parcels in the amount of $317,500.00 to the Joint Venture, as set forth in Section 4.1.2 of this Agreement.

9.1.3. Milk & Honey shall ensure that the Land is free from any encumbrances or legal issues that could impede the development of the Project.

9.2. Development Planning

9.2.1. Milk & Honey shall prepare and submit a comprehensive development plan for the Project, detailing the scope of work, timeline, and milestones for the construction of single-family homes.

9.2.2. Milk & Honey shall secure all necessary permits, approvals, and consents required for the development and construction activities.

9.3. Construction Management

9.3.1. Milk & Honey shall oversee and manage all aspects of the construction process, including the selection and supervision of contractors, subcontractors, and suppliers.

9.3.2. Milk & Honey shall ensure that all construction activities are carried out in accordance with the approved development plan, building codes, and industry standards.

9.4. Quality Control

9.4.1. Milk & Honey shall implement and maintain a robust quality control program to ensure that the construction work meets the highest standards of quality and workmanship.

9.4.2. Milk & Honey shall conduct regular inspections and quality assessments throughout the construction process and address any deficiencies promptly.

9.5. Project Coordination

9.5.1. Milk & Honey shall coordinate with SGD and other stakeholders to ensure that the Project is progressing according to schedule and within budget.

9.5.2. Milk & Honey shall provide regular updates and reports on the status of the construction activities to SGD.

9.6. Budget Management

9.6.1. Milk & Honey shall prepare detailed budgets for the construction and development activities and submit them to SGD for approval.

9.6.2. Milk & Honey shall manage the construction budget, ensuring that expenditures are controlled and aligned with the approved budget.

9.7. Risk Management

9.7.1. Milk & Honey shall identify, assess, and mitigate any risks associated with the construction and development of the Project.

9.7.2. Milk & Honey shall implement safety measures and protocols to ensure a safe working environment for all personnel involved in the construction activities.

9.8. Compliance

9.8.1. Milk & Honey shall ensure that all construction and development activities comply with applicable laws, regulations, and environmental standards.

9.8.2. Milk & Honey shall address any compliance issues promptly and take corrective actions as necessary.

9.9. Supplier and Contractor Management

9.9.1. Milk & Honey shall negotiate and enter into agreements with contractors, subcontractors, and suppliers on behalf of the Joint Venture subject to the approval of SGD.

9.9.2. Milk & Honey shall ensure that all contracts are in the best interest of the Joint Venture and provide for competitive pricing and favorable terms.

9.10. Progress Monitoring

9.10.1. Milk & Honey shall monitor the progress of the construction activities and ensure that milestones and deadlines are met.

9.10.2. Milk & Honey shall promptly address any delays or issues that may arise during the construction process.

9.11. Reporting

9.11.1. Milk & Honey shall provide SGD with regular progress reports, including updates on milestones, budget status, and any issues or risks.

9.11.2. Milk & Honey shall maintain accurate records of all construction activities, expenditures, and communications related to the Project.

9.12. Completion and Handover

9.12.1. Milk & Honey shall ensure the timely and successful completion of the construction of the single-family homes in accordance with the approved development plan.

9.12.2. Milk & Honey shall oversee the final inspection and handover of the completed homes to the Joint Venture or end buyers, as applicable.

10.	Powers of Joint Venturers.

i.	The following powers may be exercised only upon the mutual consent of the Joint Venturers:

(a)	The power to borrow money on the general credit of the Joint Venture in any amount, or to create, assume, or incur any indebtedness to any person or entity;

(b)	The power to make loans in any amount, to guarantee obligations of any person or entity, or to make any other pledge or extension of credit;

(c)	The power to purchase or otherwise acquire any other property except in the ordinary course of business of the Joint Venture;

(d)	The power to sell, encumber, mortgage or refinance any loan or mortgage on any of the Joint Venture property;

(e)	The power to confess any judgment against the Joint Venture, or to create, assume, incur or consent to any charge (including any deed of trust, pledge, encumbrance or security interest of any kind) upon any property or assets of the Joint Venture;

(f)	The power to spend any renovation or remodeling funds or to make any other expenditures except for routine day-to-day maintenance and operation of the Joint Venture.

11.	Confidential Information.

i.	“Confidential Information” means nonpublic information that (a) the disclosing Party designates as confidential, or (b) information which, under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information may include, without limitation, Technology, Technology Improvements, Derivative Works, Intellectual Property Rights, Marketing Materials, ideas, know-how, methods, formulae, processes, designs, apparatus, devices, techniques, systems, flow charts, sketches, photographs, plans, drawings, specifications, computer programs or software, samples, studies, findings, data, reports, projections, plant and equipment expansion plans, lists or identities of employees or customers, financial statements or other financial information, pricing information, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works of authorship (whether or not protected under copyright laws), information, algorithms, procedures, notes, summaries, descriptions, results and the like.

12.	Derivative Works.

i.	“Derivative Works” means works that are based upon one or more pre-existing works, such as: (a) for copyrightable or copyrighted material, any translation, portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment, revision or other form in which such material may be recast, transformed, or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material that is protected by trade secret, any new material derived from such existing trade secret material, including new material that may be protected by any of copyright, patent, and trade secret.

13.	Intellectual Property Rights.

i.	“Intellectual Property Rights” means any and all patent, copyright, trademark, trade secret, know-how, trade dress or other intellectual or industrial property rights or proprietary rights (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations, applications and renewals thereof), whether existing now or in the future, whether worldwide or in individual countries or political subdivisions thereof, or regions, including, without limitation, the United States.

14.	Technology.

i.	“Technology” means materials, packaging, products, know-how and methods of manufacturing thereof as provided by a Party herein, and including all Intellectual Property Rights embodied therein and any Derivative Works thereof. Technology further means, without limitation, any designs, materials, methods, formulae, processes, technology, apparatus, devices, techniques, systems, flow charts, sketches, photographs, plans, drawings, specifications, proprietary information, know-how, trade secrets, computer programs or software, samples, studies, findings, data, reports, projections, manufacturing specifications and methods, testing specifications and methods, pricing information, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works of authorship (whether or not protected under copyright laws), information, algorithms, procedures, notes, summaries, descriptions and development results related to any materials, packaging, products, know-how and methods of manufacturing thereof.

15.	Technology Improvements.

i.	“Technology Improvements” means any proprietary information, know-how, trade secrets, programs, designs, processes, methods, formulae, compositions of matter, documents, materials, technology, data, Intellectual Property Rights, or Derivative Works in developments and/or conceptions created, obtained or developed by either Party alone (including through the efforts of any independent contractor or affiliate of that Party) or together with the other Party that: (a) are based on, derived from or are direct improvements to Technology, (b) can be used in or in the production of Technology, or (c) provide alternatives for use in the production of Technology that, if so used, reasonably would: (i) add Technology capability or increase Technology efficiency or quality, (ii) reduce Technology manufacturing or Technology costs, and/or (iii) facilitate the manufacturing of Technology.

16.	Treatment of Proprietary and Confidential Information.

1.	In connection with the performance of this Agreement, each Party contemplates the disclosure by it of certain Confidential Information to the other Party. Each Party considers its Confidential Information to be an asset of substantial commercial value, having been developed at considerable expense, but will disclose such information to the other Party under the terms and conditions of this Agreement.

(a)	During the Term and continuing thereafter for 3 year(s) from the termination or expiration of the Agreement, the Party receiving Confidential Information (“Receiving Party”) from the disclosing Party (“Disclosing Party”) shall (i) treat all Confidential Information disclosed by the Disclosing Party as secret and confidential and shall not disclose all or any portion of the Confidential Information to any other Person, except as provided in section 1.1(b), (ii) not use any of such Confidential Information except in the performance of the Receiving Party’s covenants and obligations or otherwise as contemplated under this Agreement, and (iii) restrict access to Confidential Information to the Receiving Party’s employees (including contractors, accountants and counsel and similar representatives) who have a need to know such information in connection with the performance of the Receiving Party’s obligations and covenants under this Agreement and shall be responsible to ensure that such employees maintain the terms of confidentiality and nonuse as required in this Agreement.

(b)	In the event that either Party desires to use a third party service provider (“Service Provider”), including, for example, an engineering design firm or a contract manufacturer, to develop or produce the Product using Technology or Technology Improvements, all Parties to this Agreement must first enter into at least an acceptable non-disclosure and technology ownership agreement with the Service Provider. Neither Party to this Agreement may disclose any Confidential Information to a Service Provider unless (i) both Parties to this Agreement have individually entered into a non-disclosure agreement with the Service Provider and (ii) the Service Provider has a presence in the United States and is able to be served legal documents in the United States or agrees, in writing, that it can be served and that United States Courts have personal jurisdiction over the Service Provider.

2.	Notwithstanding anything to the contrary herein, Confidential Information shall not include any information that: (a) is presently in the Receiving Party’s possession, provided that such information has not been obtained from the Disclosing Party and that such possession can be demonstrated by the Receiving Party’s written records; (b) is, or becomes, generally available to the public through no act or omission of the Receiving Party; (c) is received by the Receiving Party in written form from a third party having no binding obligation to keep such information confidential; or (d) is required to be disclosed by law, upon the advice of legal counsel.

3.	Specific Confidential Information shall not be deemed to be available to the public or in the possession of the Receiving Party merely because it is embraced by more general information so available or in said Receiving Party’s possession, nor shall a combination or aggregation of features which form confidential information be deemed to be non-confidential merely because the individual features, without being combined or aggregated, are non-confidential.

4.	Each of the Parties hereby agrees that all written or other tangible forms of Confidential Information (including any materials generated by the Receiving Party related to any Confidential Information) shall be and remain the property of its owner and shall be promptly returned to the owner upon the written request of the owner.

5.	Neither the Agreement nor the disclosure of any information by the Disclosing Party shall be deemed to constitute by implication or otherwise, a vesting of any title or interest or a grant of any license, immunity or other right to the Receiving Party with regard to the Confidential Information. Additionally, except as expressly provided in this Agreement, the execution of the Agreement shall not operate, directly or indirectly, to grant to either Party any rights under any patent, trade secret or know-how now or hereafter owned by or licensed to the other Party.

6.	Each Party warrants that it is the rightful owner of the Confidential Information to be disclosed under this Agreement and that it has the lawful right to make such disclosure.

7.	In the event that the Receiving Party or any of its representatives are requested or required to disclose Confidential Information pursuant to a subpoena or an order of a court or government agency, the Receiving Party shall (a) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding the governmental request or requirements; (b) consult with the Disclosing Party on the advisability of taking steps to resist or narrow the request; (c) if disclosure of Confidential Information is required, furnish only such portion of the Confidential Information as the Receiving Party is advised by counsel is legally required to be disclosed; and (d) cooperate with the Disclosing Party in its efforts to obtain an order or other reliable assurance that confidential treatment be accorded to that portion of the Confidential Information that is required to be disclosed.

Because money damages may not be a sufficient remedy for any breach of this Section of the Agreement by the Receiving Party, the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach of this Section. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Section of the Agreement by the Receiving Party, but shall be in addition to all other remedies available at law or equity to the Disclosing Party. In the event of litigation relating to the Agreement, if a court of competent jurisdiction determines that the Receiving Party has breached this Section of the Agreement, then the Receiving Party shall be liable and pay to the Disclosing Party the reasonable attorneys’ fees, court costs and other reasonable expenses of litigation, including any appeal therefrom. The Receiving Party further agrees to waive any requirement for the posting of a bond in connection with any such equitable relief.

17.	No Liability to Third Parties.

i.	The debts, obligations and liabilities of either Joint Venturer, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of such Joint Venturer, and no other Party shall be obligated for any such debt, obligation or liability of such Joint Venturer solely by reason of being a party to this Agreement or an equity holder of a JV Company.

18.	Deadlock.

i.	In the event the Joint Venturers are divided on a material issue and cannot agree on the conduct of the business and affairs of the Joint Venture, then a deadlock between the Joint Venturers shall be deemed to have occurred. Upon the occurrence of a deadlock, one Joint Venturer (hereinafter referred to as the “Offeror”) may elect to purchase the Joint Venture interest of the other Joint Venturer (hereinafter referred to as the “Offeree”) at a price calculated as the Offeree’s percentage interest in a total purchase price for all of the assets of the Joint Venture. The Offeror shall notify the Offeree in writing of the offer to purchase, stating the total purchase price for all of the assets of the Joint Venture, and the price offered for the Offeree’s Joint Venture interest expressed as the Offeree’s percentage interest in the Joint Venture assets multiplied by the total purchase price for all of the assets of the Joint Venture. The Offeree shall have the right to buy the interest of the Offeror at the designated price and terms, or to sell the Offeree’s interest to the Offeror at the designated price and terms, whichever the Offeree may elect. The offer, when made by the Offeror, is irrevocable for thirty (30) days. The Offeree shall have ten (10) days from the receipt of such offer to make its election, that is, either to buy such interest of the Offeror or to sell its own interest, which shall be made in writing executed by the Offeree and stating the nature of the election. A Joint Venturer which is obligated to purchase the interest of another Joint Venturer pursuant to the provisions hereof shall have twenty (20) days from the date of receipt of the written election from such other Joint Venturer to pay the designated price and satisfy the terms of such purchase. Should the Joint Venturer who has received an offer to sell or buy fail to make the election required herein in a timely fashion, then such non-responding party shall be deemed to have elected and agreed to sell or buy, as the case may be, according to the terms of the offer.

19.	Legal Title to the Joint Venture.

i.	The Joint Venturers agree that the legal title to the Joint Venture property and assets, including the Joint Venture itself, shall remain in the name of the Joint Venture.

20.	Transfers Of Joint Venturers’ Interests.

i.	Except as otherwise expressly permitted herein, no Joint Venturer may sell, transfer, assign or encumber its interest in the Joint Venture, or admit additional Joint Venturers, without the prior written consent of the other Joint Venturer. Any attempt to transfer or encumber any interest in the Joint Venture in violation of this Section shall be null and void.

The obligations and Rights of Transferees are as follows:

(a)	Any person who acquires in any manner whatsoever any interest in the Joint Venture, irrespective of whether such person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to and bound by all the obligations of this Agreement that any predecessor in interest of such a person was subject to or bound by;

(b)	The person acquiring an interest in the Joint Venture shall have only such rights, and shall be subject to all of the obligations, as are set forth in this Agreement; and, without limiting the generality of the foregoing, such a person shall not have any right to have the value of its interest ascertained or receive the value of such interest or, in lieu thereof, profits attributable to any right in the Joint Venture, except as herein set forth.

21.	Termination.

i.	Upon the termination or dissolution of the Joint Venture, the Joint Venturers shall proceed to liquidate the Joint Venture, and all proceeds of such liquidation shall be applied and distributed in the manner set above according to the interests held by each party in the Joint Venture. A reasonable time shall be allowed for the orderly liquidation of the Joint Venture’s assets in order to minimize losses normally attendant upon such liquidation.

22.	Notice.

i.	Any notices to be given under this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices must be addressed to the addresses of the parties as they appear in the introductory paragraph of this Agreement. Each party may change its address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of 30 calendar days after mailing.

If to SGD:

100 Biscayne Boulevard, Suite 1201

Miami, Florida, 33132

Attention: David Villarreal

Email: dvillarreal@sgdevco.com

with a copy (which copy shall not constitute notice) to:

100 Biscayne Boulevard, Suite 1201

Miami, Florida, 33132

Attention: Alexander Castellanos and Nicolai Brune

Email: acastellanos@sgdevco.com, nbrune@sgdevco.com

If to Milk & Honey:

Address: 1716 W Loop P,

Palmview, Texas 7857

Attention: Matthew Pierson

Email: milk.honey.properties@gmail.com

with a copy (which copy shall not constitute notice) to:

Address: 1716 W Loop P,

Palmview, Texas 7857

Attention: Ricardo Valdez

Email: ricardovaldez2508@gmail.com

23.	Dispute Resolution.

i.	The Joint Venturers will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the Joint Venturers. If the matter is not resolved by negotiation, the Joint Venturers will resolve the dispute using the below Alternative Dispute Resolution (ADR) procedure.

ii.	Any controversies or disputes arising out of or relating to this Agreement will be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to binding arbitration under the rules of the American Arbitration Association. The arbitrator’s award will be final, and judgment may be entered upon it by any court having proper jurisdiction.

24.	Miscellaneous Partition.

i.	The Joint Venturers hereby mutually waive any right of partition which they may have with respect to the Joint Venture and any noncash assets of the Joint Venture.

25.	Fees and Commissions.

i.	Each Joint Venturer hereby represents and warrants to the other that it has not incurred or obligated the Joint Venture for any brokerage, finder’s or other similar fees or commissions in connection with the transactions covered by this Agreement or in connection with acquiring the Joint Venture or forming this Joint Venture. Each Joint Venturer hereby agrees to indemnify and hold harmless the other from and against all liabilities, costs, damages and expenses from any breach or alleged breach of the foregoing representation.

26.	Waiver.

i.	Failure on the part of either Joint Venturer to complain of any act of the other Joint Venturer or to declare the other Joint Venturer in default, irrespective of how long such failure continues, shall not constitute a waiver by such Joint Venturer of its rights hereunder. No waiver of, or consent to, any breach or default shall be deemed or construed to be a waiver of, or consent to, any future breach or default.

27.	Severability.

i.	If any provision of this Agreement or the application thereof shall be determined by a court of competent jurisdiction to be invalid and unenforceable, the remainder of this Agreement and the application of the other provisions herein contained shall not be affected thereby, and all such other provisions shall remain effective and in force and shall be enforced to the fullest extent permitted by law.

28.	Binding Effect.

i.	This Agreement shall inure to the benefit of and be binding upon the Joint Venturers, and their heirs, successors and assigns.

29.	Duplicate Originals.

i.	This Agreement may be executed in duplicate, with each such duplicate to be considered an original for all purposes.

30.	Construction of Agreement.

i.	The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision thereof.

ii.	As used herein, the word “person” shall include the individuals, corporations, partnerships and other entities of any type. In this Agreement, the use of any gender shall be applicable to all genders, and the singular shall include the plural, and the plural shall include the singular.

31.	Other Activities of Joint Venturers.

i.	Any Joint Venturer may engage in other business ventures of every nature and neither the Joint Venture nor the other Joint Venturer shall have any right in such independent ventures or the income and profits derived therefrom.

32.	Entire Agreement.

i.	This Agreement is intended by the Joint Venturers to be the final expression of their agreement and the complete and exclusive statement of the terms thereof, notwithstanding any representations or statements to the contrary heretofore made.

33.	Amendments.

i.	This Agreement may be amended by the Parties hereto at any time prior; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the Parties hereto.

34.	Governing Law; Consent to Personal Jurisdiction.

i.	This Agreement will be governed by the laws of the State of Delaware without regard for conflicts of laws principles. Each Joint Venturer hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Delaware for any lawsuit filed there against any party to this Agreement by any other party to this Agreement concerning the Joint Venture or any matter arising from or relating to this Agreement.

In witness whereof, the Joint Venturers have signed and sealed this Agreement. Executed by the Joint Venturers named above with the intent of being legally bound.

By:	/s/ David Villarreal	Date: 7/23/2024
David Villarreal
Safe and Green Development Corporation

By:	/s/ Matthew Pierson	Date: 7/23/2024
Matthew Pierson
Milk & Honey LLC